CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 11, 2022, relating to the financial statements and financial highlights of Zacks Trust comprising Zacks Earnings Consistent Portfolio ETF, for the period ended January 31, 2022, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 26, 2023